SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT   |X|

FILED BY A PARTY OTHER THAN THE REGISTRANT |_|
CHECK THE APPROPRIATE BOX:
  |_| PRELIMINARY PROXY STATEMENT       |_|  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
  |_| DEFINITIVE PROXY STATEMENT
  |X| DEFINITIVE ADDITIONAL MATERIALS
  |_| SOLICITING MATERIAL PURSUANT TO SS. 240.14A-12


                          DETECTION SYSTEMS, INC.
------------------------------------------------------------------------------
              (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    N/A
------------------------------------------------------------------------------
  (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
   O NO FEE REQUIRED.
   O FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.

   1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

------------------------------------------------------------------------------

   2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:
------------------------------------------------------------------------------

   3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH
        THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):
------------------------------------------------------------------------------

   4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

------------------------------------------------------------------------------

   5)   TOTAL FEE PAID:
------------------------------------------------------------------------------

   O FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

O CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

   1)   AMOUNT PREVIOUSLY PAID:____________________________________________
   2)   FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:______________________
   3)   FILING PARTY: _____________________________________________________
   4)   DATE FILED: _______________________________________________________

              AS FILED WITH THE COMMISSION ON DECEMBER 4, 2000





[Graphics Omitted.]
DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450


                                                        December 2, 2000
Dear Shareholder:

      Your vote is important! A competitor of your Company, Ultrak, Inc., is trying to replace your experienced directors with its own hand-picked nominees that have no industry experience or investment in the Company.

      We urge you to vote for your Board's nominees by signing, dating and returning the enclosed WHITE proxy card today! Even if you have already voted for Ultrak's nominees, you have every legal right to change your mind and support your Board's nominees by signing and mailing the enclosed WHITE proxy card. Only your latest dated card will count in the final tally.

             THE QUESTION IS NOT WHETHER THE COMPANY WILL BE SOLD
A PRUDENT SALE OF THE COMPANY AT A PRICE FAIR TO ALL SHAREHOLDERS IS OUR GOAL!

      Contrary to any assertion of "stiff-arming" potential suitors, we are actively negotiating with well-respected companies in the industry regarding their strategic interest in Detection Systems. Most of these companies have already visited our headquarters to do their due diligence. A prudent sale of the Company at a price fair to all shareholders is our goal. While our advisors have told us not to give any more details at this time, we will keep you updated as our negotiations progress.

             THE QUESTION IS WHO DO YOU TRUST TO COMPLETE A SALE
  WE BELIEVE THAT YOUR BOARD'S NOMINEES ARE CLEARLY IN THE BEST POSITION
        TO COMPLETE A TRANSACTION THAT IS FAIR TO ALL SHAREHOLDERS!

      Your Board and management have known the Company's operations and technology for years. In contrast, Ultrak's nominees have absolutely no Company or industry experience.

      If Ultrak's nominees are elected, we believe it could hurt or delay any transaction, or could even result in a lower price for the Company because:

o Potential buyers have told us that they consider the continuity of your Company's leadership to be important. The election of Ultrak's nominees would break this continuity.

o Ultrak's management has been trying to sell Ultrak for the past two years without success. WE DON'T SEE HOW A MANAGEMENT TEAM WITH THIS TYPE OF TRACK RECORD IS IN ANY POSITION TO ADVISE ANYONE INVOLVED WITH YOUR COMPANY ABOUT A SALE!

o Broady has stated he will seek reimbursement for Ultrak's costs related to the proxy contest if its nominees are elected. These costs already exceed $700,000 and are growing daily. Broady has even admitted that any reimbursement to Ultrak would reduce the amount of money you receive in a sale!

                              BROADY'S WAFFLING

      Broady has had a lot to say about the offer from Bosch that was rejected by the Company. Yet he readily admits that he does not have access to Company information which is necessary for that determination, and he hasn't even based his claim on any independent financial analysis. He is now waffling, and says he might not support a transaction at $14 per share. We wonder how any shareholder can take him seriously -- first he questions your Board's judgment and accuses us of stiff-arming Bosch, then he admits that your Board has access to information which could support its judgment!


                  ULTRAK'S EVER-WORSENING FINANCIAL RESULTS

      We believe that Ultrak purposely picked nominees with no industry experience, so that if elected, they would seek Ultrak's advice. Although Ultrak's nominees would have fiduciary duties to all shareholders, due to their inexperience, we believe they would be susceptible to Ultrak's views as to value. We believe that Ultrak may guide its nominees to accept a price for your Company that is less than full and fair value. This is because, in our opinion, Broady is getting more and more impatient for a sale of your Company, due to Ultrak's drastically- declining finances:

o Ultrak's stock price at November 30, 2000 was $3.63, compared to $30.50 at year end 1996.

o Ultrak reported a net loss of $3.8 million in the third QUARTER of 2000, compared to a net ANNUAL profit of $7.6 million in fiscal 1996.

o In the third quarter of 2000, Ultrak reported a net debt of $34.3 million compared to a net cash balance of $71.8 million at year end 1996.

      As you know, none of us can guarantee a sale. For the reasons mentioned above, we strongly believe that your Board's nominees are more qualified to enhance shareholder value.


               YOU CAN CHANGE YOUR VOTE TO SUPPORT MANAGEMENT!

     Even if you have already voted or plan to vote at the Annual Meeting, we urge you to vote FOR the election of the Board's nominees on the enclosed WHITE proxy card. You may still attend and vote at the meeting if you wish, but the WHITE proxy card will assure that your vote is counted if you are unable to attend.

      Some shareholders have called us to express concern because they changed their mind after initially voting for Ultrak's nominees. Even if you have already voted for Ultrak's nominees, you have every legal right to change your mind and support your Board's nominees by signing and mailing the enclosed WHITE proxy card. Only your latest dated card will count in the final tally.

      If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at
(800) 322-2885.

      Your continued interest and participation in the affairs of the Company are most appreciated.

                                             Sincerely,
                                             /s/ Karl H. Kostusiak
                                             Karl H. Kostusiak
                                             Chairman and CEO


-----------------------------------------------------------------------------
           VOTE FOR THE ELECTION OF THE NOMINEES OF YOUR BOARD OF
                     DIRECTORS ON THE WHITE PROXY CARD.
-----------------------------------------------------------------------------